Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Himax Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-137585) on Form S-8 of Himax Technologies, Inc. of our report dated May 28, 2007, with respect to the consolidated balance sheets of Himax Technologies, Inc. (a Cayman Islands Company) and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 20-F of Himax Technologies, Inc. and to the reference to our firm under the heading “Selected Financial Data” in such Annual Report.

Our report dated May 28, 2007 contains an explanatory paragraph that states the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/ KPMG Certified Public Accountants

Taipei, Taiwan (the Republic of China)
June 21, 2007